UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 7, 2026

Date of Report (Date of earliest event reported)

Armlogi Holding Corp.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-42099	92-0483179
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20301 East Walnut Drive North Walnut, California	91789
(Address of Principal Executive Offices)	(Zip Code)

(888) 691-2911

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BTOC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

As previously disclosed on a Current Report on Form 8-K filed by Armlogi Holding Corp. (the “Company”), on November 7, 2025, the Company received a written notice from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, for the 30 consecutive business days preceding the receipt of the notice, the bid price for the Company’s common stock had closed below the minimum $1.00 per share requirement set forth in Nasdaq Listing Rule 5450(a)(1) for continued listing on The Nasdaq Global Market (the “Minimum Bid Price Requirement”). The Company was provided an initial period of 180 calendar days, or until May 6, 2026, to regain compliance with the Minimum Bid Price Requirement.

On March 26, 2026, the Company submitted an application to Nasdaq to transfer the listing of its common stock from The Nasdaq Global Market to The Nasdaq Capital Market, along with a written notification of its intent to regain compliance with the Minimum Bid Price Requirement, including by effecting a reverse stock split, if necessary. The Staff notified the Company in a letter dated May 7, 2026 (the “Second Nasdaq Notice”), that Nasdaq has approved the Company’s application to list its common stock on The Nasdaq Capital Market. Nasdaq’s approval is in part based upon the Company meeting the applicable market value of publicly held shares requirement for continued listing and all other applicable requirements for initial listing on The Nasdaq Capital Market (except for the bid price requirement), the Company’s written notice of its intention to cure the deficiency by effecting a reverse stock split, if necessary, its agreement to the conditions outlined in the Nasdaq Listing Agreement, and additional supporting information provided in its application.

The Company’s common stock will be transferred to The Nasdaq Capital Market at the opening of business on May 8, 2026, and the Staff has determined that the Company will be eligible for an additional 180 calendar day period, or until November 2, 2026, to regain compliance (the “Second Compliance Period”). If at any time during this period the bid price of the Company’s common stock closes at or above $1.00 per share for a minimum of ten, and generally not more than 20, consecutive business days, the Staff will provide the Company with written confirmation of compliance and the matter will be closed.

In addition, as previously disclosed on a Current Report on Form 8-K filed by the Company, on April 17, 2026, the Company received a notice from Nasdaq notifying the Company that the listing of its common stock was not in compliance with Nasdaq Listing Rule 5450(b)(1)(C) for continued listing on The Nasdaq Global Market, as the Company’s Market Value of Publicly Held Shares (MVPHS) was below $5,000,000 for the previous 30 consecutive business days (the “MVPHS Deficiency”). Upon transfer to The Nasdaq Capital Market, the Company will automatically regain compliance with the MVPHS requirement.

The Company intends to continue actively monitoring the bid price for its shares of common stock between now and the expiration of the Second Compliance Period and will consider all available options to resolve the deficiency including a reverse stock split, if necessary. However, there can be no assurance that the Company will be able to regain or maintain compliance with the Nasdaq listing criteria or continue to meet the continued listing requirements of The Nasdaq Capital Market.

If the Company does not regain compliance with the minimum bid price requirement by the end of the Second Compliance Period, Nasdaq will notify the Company that its common stock is subject to delisting. At that time, the Company may appeal the Staff’s delisting determination to a Nasdaq hearings panel. However, there can be no assurance that, if the Company receives a delisting notice and appeals the delisting determination, such an appeal would be successful. The Company’s receipt of the Second Nasdaq Notice does not affect the Company’s business, operations or reporting requirements with the U.S. Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (formatted in Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 7, 2026

Armlogi Holding Corp.

By:	/s/ Aidy Chou
Name:	Aidy Chou
Title:	Chief Executive Officer

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